Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the December 3, 2007 by and between Humberto L. Lopez (hereinafter the “Executive”) and BankUnited, FSB (the “Bank”).

Recitals

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of December 7, 2004 (“Prior Agreement”) pursuant to which the Executive has served as Senior Executive Vice President and Chief Financial Officer of the Bank; and

WHEREAS, the Prior Agreement is scheduled to expire; and

WHEREAS, This Agreement is entered into as a complement to the employment agreement (the “BankUnited Agreement”) between Executive and BankUnited Financial Corporation (the “Company”) and is set out separately in acknowledgment of the Bank’s legal status and to assure the Bank’s compliance with applicable federal and state regulations. Nothing in this Agreement is intended to bestow greater rights on Executive than the BankUnited Agreement or to prejudice Executive’s rights thereunder.

WHEREAS, the Bank desires to assure the continued availability of the Executive’s services and the ability of the Executive to perform such services with a minimum of personal distraction or concern for his future employment; and

WHEREAS, the Executive is willing to continue to serve in the employ of the Bank on such basis; and

WHEREAS, the Bank and the Executive each hereby agree that in order to achieve the foregoing objectives it is necessary to amend and restate the terms and conditions of the Prior Agreement, as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree as follows:

1. Definitions. In addition to the words and terms “Affiliate,” “Code,” “Date of Termination,” “Disability,” “Disability Effective Date,” “Notice of Termination,” “Change of Control Payment” and “Vested Benefits,” shall have the same meanings as set forth in Section 1 of the BankUnited Agreement.

2. Employment.

2.1 Employment and Term. The Bank agrees to engage Executive, and Executive agrees to provide services to the Bank, on the terms and conditions set forth herein, for a period of two (2) year commencing on December 3, 2007 (hereinafter the “Commencement Date”) and expiring at the conclusion of December 3, 2009 (the “Term”) subject to renewal by the Board of Directors, from year-to-year for up to two additional years, unless Executive resigns prior to that time or is sooner terminated as hereinafter set forth.

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Humberto L. Lopez

2.2 Position and Duties of Executive. The Executive shall serve as the Senior Executive Vice President and Chief Financial Officer of the Bank. During the Term of employment, the Executive shall diligently perform all services as may be reasonably assigned to him by the President, Chief Executive Officer (“CEO”), Board or Board Chairman and shall exercise such power and authority as may from time to time be delegated to him by the President, CEO, Board or Board Chairman. The Executive shall be required to report to, and shall be subject to the supervision and direction of, the President, CEO, Board or Board Chairman. Any of the foregoing may delegate supervisory authority to an appropriate Senior Executive Vice President for some or all purposes, but no other person or group shall be given authority to supervise or direct Executive in the performance of his duties. The Executive shall devote substantially all his working time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank, render such services efficiently and to the best of his ability, and use his best efforts to promote the interests of the Bank.

2.3 Place of Performance. In connection with his employment by the Bank, the Executive’s principal place of employment shall be the Bank’s executive offices in Florida.

3. Compensation.

3.1 Executive shall be compensated in installments, consistent with the Bank’s normal compensation practices, as may be changed from time to time with advance notice. Executive’s compensation entitlements, for the first Term of this Agreement, and for any annual Term thereafter, if renewed by the Compensation Committee of the Board, shall be in accordance with the compensation schedule and process set forth in Sections 3.1 and 3.2 of the BankUnited Agreement.

4. Additional Benefits.

4.1 Expense Reimbursement. During the Term, upon the submission of supporting documentation by the Executive in form sufficient to permit deduction thereof under applicable tax law (but without regard to actual deductibility), the Bank shall promptly reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Bank, including expenses for entertainment and all travel and living expenses while away from home on business or at the request of the Bank, provided that such expenses are incurred and accounted for in accordance with the Bank’s regular policies and procedures.

4.2 Executive shall receive those other benefits provided under Sections 4.2, 4.3, 4.4, 4.5 and 4.6 of the BankUnited Agreement.

4.3 Indemnification and Insurance.

(a) During the Term of this Agreement, the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to the Executive pursuant to this section 4.3 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.

(b) To the maximum extent permitted under applicable law, during the Term of this Agreement and for a period of 5 (five) years thereafter, the Bank shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or any subsidiary or affiliate thereof.

5. Termination.

5.1 Termination for Cause. Notwithstanding anything contained herein to the contrary, this Agreement may, at any time, be terminated by the Bank for Cause. As used in this Agreement, “Cause” shall mean (i) any action or omission or failure of the Executive which constitutes a material breach of this Agreement, including, without limitation, failing to carry out his duties and responsibilities in accordance with Section 2.2 (if, however, the Board determines that it is an action, omission or failure which can be cured, the Bank agrees to provide one cure period of sixty (60) days after receipt by the Executive of specific written notice of the issue. If the issue is not cured within the sixty (60) day period, or is of a nature that the Board determines cannot be cured, the Executive will be terminated for cause as specified in a Notice of Termination); (ii) the Executive engages in an act(s) of personal dishonesty, incompetence, violence, or willful misconduct in connection with his employment, the performance of services or the handling of affairs of the Bank or its Affiliates; (iii) the conviction of Executive for, or a plea of guilty or nolo contendere to, a criminal act which is a felony, a first degree misdemeanor, or which is a misdemeanor involving theft, dishonesty or moral turpitude; (iv) the Executive breaches a fiduciary duty owed to the Bank or any of its Affiliates, which involves personal profit, or intentional failure to perform stated duties, or which could seriously prejudice the interest of the Bank or any of its Affiliates, depositors, or shareholders; or (v) the Executive’s material breach or willful violation of this Agreement, or of any law, rule, or regulation (other than traffic violations or similar non-material offenses), or of any corporate policy of the Company or the Bank, including without limitation, the Bank’s and the Company’s Code of Conduct and Insider Trading Policy, or of any final cease and desist order in connection with his performance of services for the Bank or any of its Affiliates. An express termination by the Bank for reasons other than those included above or which otherwise does not fall within another part of section 5, will be considered a termination without cause under paragraph 5.3. All disputes shall be resolved by Arbitration as provided in Section 22.

5.2 Termination for Death or Disability. This Agreement shall terminate automatically upon the Executive’s death and may be terminated by the Bank upon the Executive’s Disability pursuant to Section 1(d).

(a) Upon a termination by reason of the Executive’s Disability, the Bank shall pay to the Executive or his beneficiaries, as the case may be, (i) any compensation or other obligations accrued for periods prior to the Date of Termination, all of which shall be paid within

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

thirty (30) days after the Date of Termination, and (ii) six (6) months of Base Salary, all of which shall be paid in installments consistent with the Bank’s payroll practice for executives, and shall implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Bank and the Executive hereby stipulate that the payment and delivery of the amounts specified in clause (ii) above are conditioned upon the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any of its Affiliates, the execution of the agreement and full release by the Executive in favor of the Bank, releasing all then existing claims against the Bank, under this Agreement, related to Executive’s employment, or otherwise, to the full extent permitted by law, and the Executive’s compliance with all provisions of this Agreement, including Section 8. Such agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by arbitration as provided in Section 22.

(b) If Termination is due to the death of the Executive, the Bank shall, within thirty (30) days after the Date of Termination, pay to the Executive’s estate or beneficiaries, as the case may be, any unpaid Base Salary, Annual Bonus and benefits accrued for periods prior to the Date of Termination, or, if an alternative beneficiary is designated in proper legal form, the payments and benefits shall be paid to said designated beneficiary. The Bank shall implement the provisions for the Executive’s Vested Benefits as of the Date of Termination, and the life insurance proceeds from the group policies described in this Agreement shall be paid in accordance with and subject to the terms of such policies, to the Executive’s personal representative or such other persons as the Executive may have designated in writing.

5.3 Termination Without Cause. At any time the Bank shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that the Bank shall (i) pay to Executive an amount equal to one year of his Base Salary for the year in which the termination occurs, plus the amount equal to the last Annual Bonus awarded to the Executive during the year prior to the termination pursuant to this Section 5.3, and (ii) implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Bank shall be deemed to have terminated the Executive’s employment pursuant to this Section 5.3 if such employment is terminated by the Bank without Cause. The Bank and the Executive hereby stipulate that the Bank may condition the payment and delivery of the amounts specified in clause (ii) of the first sentence of this Section 5.3 on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any of its Affiliates, the execution of the agreement and full release by the Executive in favor of the Bank, releasing all then existing claims against the Bank and its Affiliates, under this Agreement, related to Executive’s employment, or otherwise, to the full extent permitted by law, and the Executive’s compliance with all provisions of this Agreement, including Section 8. Such agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by Arbitration as provided in Section 22.

5.4 Resignation. In the event Executive resigns other than upon written request of the Bank, a Notice of Termination will be issued to the Executive by the Bank, Executive shall have no further right to any payments or grants under this Agreement other than obligations accrued, vested and due for periods prior to the Date of Termination, and all of Executive’s rights and benefits

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

under this Agreement shall terminate. A termination of this Agreement under Sections 5.l, 5.2, or 5.3 shall not be considered a “resignation” under Section 5.4 unless specifically agreed to in writing by the Executive and the Bank.

5.5 6-Month Delay for Specified Employees.

(a) Notwithstanding the preceding, as required by Code Section 409A, no amount shall be delivered on account of separation from service (but not on account of death) to the Executive if the Executive is a Specified Employee on the date of separation from service, before the date which is 6 months after the date of the Participant’s separation from service. The accumulated postponed amount shall be paid to the Executive in a lump sum payment on the 10th day after the end of the six-month period. Payment of the accumulated postponed amount shall be treated as made on the specified date if the payment is made at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the specified date (provided the Participant may not, directly or indirectly, designate the year of payment).

If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Code Section 409A shall be paid as specified in Section 30 hereof within 90 days of the date of Participant’s death.

(b) “Specified Employee” means any employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Specified Employees, including the number and identity of persons considered Specified Employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder.

6. Change of Control. A “Change in Control” shall be deemed to have occurred under the conditions set forth in Section 6 of the BankUnited Agreement and shall include a qualifying disposition of the Bank. In the event of a change in control, Executive entitlements and the Bank’s obligations will be as set forth in the BankUnited Agreement.

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

7. Gross-Up of Change of Control Payments (if applicable) .

(a) This Section shall apply if Executive’s employment is terminated upon or following a Change of Control as defined in Section 6 of the BankUnited Agreement. If this Section applies, then, for any taxable year, the Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Bank or any direct or indirect subsidiary or affiliate of the Bank to (or for the benefit of) the Executive, the Bank shall pay to the Executive an amount equal to X determined under the following formula:

X =	E x P
1 - [(FI x (1 - SLI)) + SLI + E + M]

where

E = the rate at which the excise tax is assessed under section 4999 of the Code;

P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 7;

FI = the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

SLI = the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

M = the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 7(a) shall be made to the Executive on the earlier of (I) the date the Bank or any direct or indirect subsidiary or affiliate of the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive.

(b) Notwithstanding anything in this Section 7 to the contrary, in the event that the Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 7(a), the Executive or the Bank, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 7(a), when increased by the amount of the payment made to the Executive under this Section 7(b) by the Bank, or when reduced by the amount of the payment made to the Bank under this Section 7(b) by the Executive, equals the amount that should have properly been paid to the Executive under Section 7(a). The interest paid under this Section 7(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this Section 7, the Executive shall furnish to the Bank a copy of each tax return which reflects a liability for an excise tax payment made by the Bank, at least 30 days before the date on which such return is required to be filed with the Internal Revenue Service and the Company will pay such excise tax amount to the Executive within 60 days of receipt of the return.

(c) Notwithstanding the provisions of Sections 7(a) and (b) above, in the event that the Executive shall be required to pay any additional amount of excise tax under section 4999 of the Code, or any successor to such section, or under any similar federal, State or local tax provision in connection with his receipt of payment in the nature of compensation from the Bank or any direct

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

or indirect subsidiary or affiliate of the Bank to (or for the benefit of) the Executive, the Executive shall be entitled to receive one additional payment (a “Gross-Up Payment “) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes) and the excise tax under the Code and/or State and local tax provision imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed by the Code or any State or local tax provision upon such compensation. For purposes of this paragraph 7(c), the term “taxes” shall include, but not be limited to, income taxes and the Executive’s share of any employment taxes. The Executive shall submit proof of such excess payment under this section 7(c) by the end of the calendar year in which the tax is due, and the Company shall reimburse the Executive within 60 days of receiving such submission.

(d) This section shall not apply to any entitlement to stock options, stock grants, or other securities of BankUnited.

8. Regulatory Considerations.

8.1 Section 18(k) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned on compliance with Section l8(k) of the Federal Deposit Insurance Act, l2 U.S.C. § l828(k) and any regulations promulgated thereunder.

8.2 Corporate Responsibility Laws. The Executive agrees that, in the event that any changes to this Agreement become necessary or appropriate as a result of corporate responsibility laws applicable to the Bank, then the Executive shall cooperate in all reasonable respects in revising his Agreement to be in conformity with the law and to be consistent with the employment terms of other high level executives.

9. Confidentiality and Non-Competition.

9.1 (a) Restrictions on Disclosure/Use of Confidential Information/Work Product. The Executive acknowledges that during the Term of this Agreement, the Executive will learn or be privy to valuable confidential business information, and trade secrets, and will develop and cultivate on behalf of the Bank substantial relationships with past, present and prospective business customers of the Bank. During the Term of this Agreement and thereafter, the Executive shall not, directly or indirectly, use or disclose to anyone, or authorize use or disclosure of any Confidential Information or Trade Secrets, except to the extent that such use or disclosure is necessary or appropriate in order for the Executive to perform his duties for the Bank, while employed by the Bank. As used in this Agreement, “Confidential Information and Trade Secrets” of the Bank means all trade practices, business plans, prices, lists, supplier lists, customer information and lists, marketing plans, financial information, data compilations and analyses, software and other information relative to the business of the Bank or its Affiliates, or to any of their customers or suppliers, which have not been disclosed by the Bank or its Affiliates to the public, or which are not otherwise generally available to the public. All documents, information, compilations of information, or other Bank property or information relating to the businesses of the Bank or its Affiliates including, without limitation, Confidential Information and Trade Secrets of the Bank or

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Humberto L. Lopez

its Affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Bank or its Affiliates. The Executive agrees not to destroy or remove such information or property from the premises of the Bank, except as required in the course of the Executive’s employment with the Bank. The Executive agrees that at the termination of his employment, for whatever reason, he will return to the Bank immediately any and all documents in whatever form that are in his possession or control (including any paper copies or electronic copies thereof) and that contain, reflect or refer to Confidential Information or Trade Secrets.

(b) Essential Nature. The Executive acknowledges that the confidentiality of the protected information, including Confidential Information and Trade Secrets, with which Executive has been or may become privy is essential and proprietary to the Bank or its Affiliates and is owned and shall continue to be owned by the Bank or its Affiliates.

(c) Work Product. The Executive acknowledges and agrees that the Bank shall own all rights in and to the results and proceeds of the Executive’s services performed under this Agreement, including, without limitation, anything which is, in whole or part, discovered, obtained, created, developed, and/or produced by the Executive, or which is suggested by the Executive or related to the Executive’s employment under this Agreement.

9.2 Covenant Not to Compete.

(a) During the Term of this Agreement and for a period of six (6) months (the “Non-Compete Period”) following any termination of this Agreement for any reason, the Executive shall not, either directly or indirectly, or for himself or through, on behalf of, or in conjunction with any other person, persons or legal entity, own, maintain, operate, engage in, assist, be employed by, consult to, with, or for, or have any interest in, any business engaging or planning to be engaged in banking or providing other financial services offered by the Bank or any of its affiliates, in any respect in any counties in Florida, or any counties in other states, where the Bank or any of its affiliates have branch offices; provided, that this provision shall not be deemed to prohibit beneficial ownership of securities (as, that term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended), of less than five percent (5%) of any class of a legal entity’s securities.

(b) Unless terminated under Section 5.2 or 5.3 of this Agreement, for the first three (3) months of the Non-Compete Period, so long as Executive continues to honor his obligations under Section 8 of this Agreement, and executes a release in a form substantially similar to that attached hereto as Attachment A, he will be provided with payments equal to his monthly Base Salary payments.

9.3 During the Term of this Agreement and for a period of twelve (12) months thereafter, Executive shall not, except if this Agreement is terminated as a result of a Change of Control:

(a) either directly or indirectly, (through or on behalf of any entity, including any other person, corporation, partnership or other business entities of any kind), solicit or

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

entice away or in any manner persuade or attempt to persuade, any officer, employee, agent, representative, or business relation who is at that time or was within the previous six (6) months employed by or otherwise engaged by the Bank, to discontinue his/her relationship with the Bank or its Affiliates, without the prior express written permission of the Bank or any of its Affiliates, which the Bank may in its absolute discretion withhold; or

(b) either directly or indirectly, (through any entity, including through or on behalf of any other person, corporation, partnership or other business entities of any kind), solicit, contact, or entice away or in any manner persuade or attempt to persuade, any client or customer, or prospective client or customer, to discontinue his/her relationship or prospective relationship with the Bank or its Affiliates, without the prior express written permission of the Bank or any of its Affiliates, which the Bank may in its absolute discretion withhold.

9.4 Breadth of Restrictions. Executive and the Bank warrant that it is their intention to agree to restrictions on disclosure of Confidential Information or Trade Secrets, or other private or proprietary information, and on competition in this Section 9 that are as broad as permitted by Florida law (save only for the limitations of time set forth in Sections 9.2 and 9.3) and hereby agree to subscribe to any expansion of the recited agreements as may be authorized by any subsequent amendment to, or interpretation of Florida Statute Section 542.335 (2007) or any other Florida law.

9.5 Necessity of Restrictions. The Executive acknowledges that Section 9 is reasonably necessary to protect the business interest of the Bank and that the provisions of Section 2 and Section 9 are the essence of this Agreement for the Bank. The Executive agrees that if the Executive engages in activities prohibited by Section 9, irreparable harm to the Bank or its Affiliates will likely result, for which a remedy in the form of damages may not be ascertainable. In the event the Executive breaches, or threatens to commit a breach of any of the provisions of this Section 9, the Bank or its Affiliates shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of any other rights and remedies available for the Bank or its Affiliates at law or in equity:

(a) the right to seek temporary, preliminary or permanent injunctive relief against Executive in any court of competent jurisdiction upon three days written notice provided to the address listed in Section 15.

(b) the right and remedy to require Executive to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of the transactions constituting a breach of this Section 9.

(c) The prevailing party in any action to enforce Section 9 of this Agreement shall be entitled to attorney’s fees and costs.

9.6 The Executive acknowledges and agrees that the provisions of this Section 9 shall be in addition to, and shall not replace, the duties and obligations placed upon the Executive under applicable laws and regulations and the policies of the Bank and its Affiliates.

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

10. Representation By the Executive. The Executive represents and warrants as of the Commencement Date, that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, or subject to any governmental restriction, which would in any way restrict or prohibit him from undertaking or performing employment with the Bank in accordance with the terms and conditions of this Agreement. The Executive further represents and warrants to the best of his knowledge as of the Commencement Date, that he is physically and mentally capable of performing all the essential functions of the job and all duties reasonably assigned to him for the entire term of this Agreement.

11. Withholding. The Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations. In the event Section 162(m) of the Internal Revenue Code of 1988 shall be applicable to Executives’ compensation, the Executive shall cooperate with the Bank to restructure his compensation so as to be fully deductible for income tax purposes; provided, however, such cooperation shall be on such terms, if any, as both the Executive and the Bank agree, both utilizing good faith efforts to structure payments in such a manner that the Executive’s total compensation, on a present value basis, is not diminished.

12. Enforcement Costs Upon a Change of Control. The Bank is aware that upon the occurrence of a Change of Control, the Board of Directors or a stockholder of the Bank may then cause or attempt to cause the Bank to refuse to comply with its obligations under Section 6 of this Agreement, or may cause or attempt to cause the Bank to institute, or may institute, litigation seeking to have Section 6 of this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under Section 6 of this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under Section 6 of this Agreement by arbitration, litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Commencement Date, it should appear to the Executive that the Bank is or has acted contrary to or is failing or has failed to comply with any of its obligations solely under Section 6 of this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or in the event that the Bank or any other person takes any action to declare Section 6 of this Agreement void or unenforceable, or institutes arbitration, litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him under Section 6, and the Executive has acted in good faith to perform his obligations under this Agreement, the Bank irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Bank to represent him in connection with the protection and enforcement of his rights under Section 6. The reasonable fees and expenses of counsel selected from time to time by the Executive as herein above provided shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel on a monthly basis and in accordance with its customary practices. The Bank will pay or reimburse such expenses to the Executive within sixty (60) days of receipt of such bill. Counsel so retained by the Executive may be counsel representing other officers or key executives of the Bank in connection

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

with the protection and enforcement of their rights under similar agreements between them and the Bank, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Bank, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, as applicable to contracts entered into and to be performed entirely within the State of Florida.

14. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or in the subject matter hereof.

15. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Bank:

Alfred R. Camner, Chairman

BankUnited, FSB

255 Alhambra Circle

Coral Gables, Florida 33134

If to the Executive:

Humberto L. Lopez

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

16. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

17. Successors; Binding Agreement.

17.1 The Bank shall require any successor, whether direct or indirect to all or substantially all of the business or assets of the Bank whether by purchase, merger, consolidation or otherwise, prior to or contemporaneously with such acquisition, by agreement in form and substance reasonably satisfactory to the Executive and his legal counsel, to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such acquisition had taken place (to the extent not previously performed by the Bank). As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any such successor which executes and delivers the agreement provided for in this Section 17.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

17.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17.3 This Agreement is personal to the Executive and, without the prior written consent of the Bank, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Entire Agreement, Modifications and Waiver. This Agreement constitutes the entire agreement between the Bank and the Executive with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between the Bank and the Executive with respect to such subject matter including without limitation, except as otherwise provided in this Agreement, any employee manuals of the Bank. No modification or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar), nor shall any such waiver constitute a continuing waiver. The failure of the Executive or the Bank to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

20. Non-duplication. It is intended that the BankUnited Agreement set forth the aggregate compensation, benefits and perquisites payment to Executive for all services to the Bank or any of its direct or indirect subsidiaries. Any payments by the Bank to Executive shall be applied to offset any corresponding compensation or payment obligations of BankUnited.

21. Survival. The provisions of Section 9 shall survive the expiration of the Term of the Agreement plus extensions, if any, or termination of the Agreement.

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

22. Dispute Resolution-Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Bank and the Executive (except for claims arising under Section 9), whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (which includes any renewals, extensions or modifications); or (ii) any document related to this Agreement; (collectively a “Claim”).

(b) At the request of the Bank or the Executive, any Claim shall be resolved by binding arbitration. The Bank will pay the filing fees and arbitrator fees. The prevailing party to be awarded fees and costs.

(c) Arbitration proceedings will be conducted by the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by AAA under employment rules and conducted in Florida. All Claims shall be determined by one arbitrator. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator, upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

23. Guarantee. This Agreement is complementary to Executive’s Agreement with BankUnited in which BankUnited has agreed to guarantee the payment by the Bank of any benefits and compensation to which Executive is or may be entitled to under the terms and conditions of this Agreement effective as of the 1st day of April, 2004 between the Bank and Executive, a copy of which is attached hereto as Exhibit A (“Bank Agreement”).

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

24. Required Regulatory Provisions.

(a) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

(b) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U. S. C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(c) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

(d) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“OTS”) or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Amended and Restated Employment Agreement (BUFSB)

Humberto L. Lopez

IN WITNESS WHEREOF, the Executive and, pursuant to the authorization from the Board, the Bank has executed this Agreement as of the date first above written.

BANKUNITED, FSB

By:	/s/ Ramiro A. Ortiz
Name:	Ramiro A. Ortiz
Title:	President and Chief Operating Officer

ATTEST:

By:	/s/ Lawrence H. Blum
Secretary

EXECUTIVE:

By:	/s/ Humberto L. Lopez
Name:	Humberto L. Lopez
Title:	Senior Executive Vice President and Chief Financial Officer